Exhibit 10.6

CHAIRMAN AGREEMENT

This Chairman Agreement (the “Agreement”) is made and entered into as of this March 4, 2020, by and between Mr. Steven H. Lavin, with offices located at c/o Lavin & Gedville, P.C., 1849 Green Bay Road, Suite 440, Highland Park, Illinois 60035 (the “Chairman”) and Meat Tech 3D, a company organized under the laws of the State of Israel with offices located at 18 Einstein, Nes Ziona, Israel (the “Company”).

WITNESSETH

WHEREAS, pursuant to the organization documents of the Company, Steven H. Lavin shall be designated as Chairman of the Company;

WHEREAS, the Company is engaged in the business of 3D printing of lab-grown meat (the “Business”)

WHEREAS, Chairman represents that he has the requisite skill, knowledge and capacity to serve on the Board of Directors (the “Board”) of the Company; and

WHEREAS, the parties desire to state the terms and conditions of Chairman’s engagement with the Company, effective as of the Effective Date (as defined below), as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.	Interpretation; Effectiveness

1.1.	The preamble to this Agreement is an integral part of this Agreement.

1.2.
The headings in this Agreement are for convenience and reference only and are not part of this Agreement nor may serve for the interpretation and are not part of the substance of this Agreement nor may serve for the interpretation thereof.

1.3.
The effectiveness of this Agreement is subject to the Company’s obtaining all required internal authorizations, as legally required (including from its Board of Directors and shareholders’ meeting). The date in which such authorizations are obtained shall be referred to herein as the “Effective Date”.

2.	Scope of Engagement

2.1.
Subject to Section 10 hereof, the Chairman agrees to serve as the chairman of the Board of the Company and shall perform such duties as are usually assigned to an active, non- executive chairman of the Board and will contribute to the Company for its business, from his good name and familiarity with the food and meat industry for the advancement of the Company’s Business (the “Services”).

2.2.	The Chairman will use commercially reasonable efforts to perform the Services faithfully, diligently and to the best of Chairman’s skill and ability.

2.3.	The Chairman will report to the Board and work with Company management in furtherance of the Services.

3.	Representations and Warranties of the Chairman

Chairman represents and warrants to the Company as follows:

3.1.
He is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto, and that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; (ii) do not require the consent of any person or entity; and (iii) there are no contracts, impediments, hindrances or restrictive covenants preventing the full performance of his duties and obligations hereunder.

3.2.
He shall not, directly or indirectly, receive or accept any payment, commission, rebate, discount, gratuity or other benefit, in cash or in kind, from any third party in connection with his engagement with the Company.

4.	Representation and Warranties of the Company

The Company represents and warrants to the Chairman as follows:

4.1.
It is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto, and that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound; (ii) does not require the consent of any person or entity; and (iii) there are no contracts, impediments, hindrances or restrictive covenants preventing the full performance of its duties and obligations hereunder.

5.	Compensation

5.1.
During the period commencing on the Effective Date and ending upon termination of this Agreement in accordance with the terms hereof (the “Term”), in compensation for the performance of the Services by the Chairman, the Company shall pay the Chairman a monthly fee in the amount of USD 15,000 (the “Chairman Fee”). VAT shall be added if and to the extent legally required.

5.2.	In addition, the Company hereby grants to the Chairman RSUs (the “RSUs”) of the Company, in accordance with the terms of that certain Investment Agreement, dated the date hereof.

5.3.
The Company shall pay to the Chairman the Chairman Fee with respect to any relevant calendar month of Services during the Term, on the first day of the subsequent calendar month, to a bank account designated by the Chairman, via wire transfer or such other instructions as the Chairman shall provide in writing from time to time and shall prepare and file any required tax and similar documents in connection with the foregoing (other than such documents that by their nature should be filed by the Chairman personally), and provide a copy of such filings to the Chairman to the extent practicable.

5.4.
The Chairman shall be entitled to receive prompt reimbursement of all documented out- of-pocket expenses reasonably incurred by it in connection with the performance of its duties hereunder (such as travel, communications, hospitality, etc.) provided that any expenses above USD1,000 in aggregate per month will require the prior written approval of the Company; provided that travel and accommodation expenses in connection with participation in Board meetings in Israel will not require such prior approval.

6.	Term and Termination

6.1.
This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (subject to obtaining any required consents in accordance with applicable law), unless extended by the Company, at the direction of the Board, and with the agreement of the Chairman, or earlier terminated by either the Company, at the direction of the Board, or the Chairman by providing the other party a ninety (90)-day prior written notice (the “Notice Period”), for any reason whatsoever or for no reason, or until terminated with an immediate effect under any of the circumstances set forth in clauses (i) or (ii) below (the “Special Circumstances”), provided that if the Agreement is terminated by the Company, at the direction of the Board, prior to the lapse of three (3) years from the Effective Date, for any reason other than the Special Circumstances (including the failure to approve the appointment of the Chairman by the Company’s shareholders’ meeting), or if the Chairman terminates this Agreement for Good Reason (as defined below), then all RSUs shall automatically become fully exercisable (subject to any restrictions pursuant to applicable law) upon such termination.

(i)          Death or Disability. The death or disability of the Chairman (for purposes of this Section, “disability” shall be deemed to have occurred if Chairman is unable, due to any physical or mental disease or condition, to perform the Services for 90 days in any 12-month period);

(ii)          Cause. The Company, at the direction of the Board, may terminate this Agreement immediately at any time for Cause. For purposes of this Agreement, termination for “Cause” shall mean and include: (a) conviction (including any plea of guilty) of any felony involving moral turpitude affecting the Company or its subsidiaries or any crime involving fraud; (b) action taken by the Chairman intentionally to harm the Company; (c) embezzlement of funds of the Company; (d) falsification of records or reports; (e) any breach of the Chairman’s fiduciary duty towards the Company (subject to Section 9 hereof); (f) any material breach of this Agreement which has not been cured by Chairman within thirty (30) days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; (g) any breach of the Proprietary Information undertakings set forth in Section 6 of this Agreement).

6.2.
For the purpose of this Agreement, the term “Good Reason” shall mean, without the Chairman’s express prior written consent, the occurrence of any of the following events: (i) a reduction following the Effective Date, in the Chairman Fee in connection with his engagement by the Company, in each case, as compared to the foregoing compensation and remuneration as of immediately prior to such change,; (ii) a material breach by the Company of this Agreement, which is not cured (if curable) within thirty (30) days after receipt of written notice thereof from the Chairman; (iii) a diminution by the Company in the Chairman’s position; and/or (iv) the assignment to the Chairman of additional material roles and/or duties, as compared to the roles and duties constituting the Services.

6.3.
Notwithstanding the aforesaid, the Company shall be entitled to waive Chairman’s Services during the Notice Period or any part thereof, immediately or at any time prior to the completion of the Notice Period. In such event, all outstanding RSUs shall continue to vest until the completion of the Notice Period.

6.4.
Upon the termination of this Agreement, the Chairman shall promptly deliver to the Company all books, memoranda, plans, computer software, customer lists, records and data of every kind in whatever form or medium relating to the business and affairs of the Company which are then in Chairman’s possession or control, provided, however, the Chairman shall not be required to destroy, delete or modify backup tapes or other media made pursuant to an automated archival process in the ordinary course.

7.	Confidential & Proprietary Information

7.1.
The Chairman agrees that all confidential, proprietary communications, materials, files, reports, analyses, correspondence, records, lists and other documents and information related to the Business of the Company provided by, prepared by, or made available by Company or any affiliate thereof or any person on behalf thereof to Chairman in connection with the Services (the “Company Materials”) shall be and shall remain the exclusive property of the Company, and the Chairman shall not disclose any Company Materials to any third party. Chairman specifically agrees that he shall not, at any time following the Effective Date, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use, communicate or divulge any Company Materials to any third party. This Section 7.1 shall survive any expiration or termination of this Agreement.

7.2.
Each of the Company and the Chairman agree that it or he, as the case may be, shall not make any statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the business reputations, practices or conduct of the other. This Section 7.2 shall survive any expiration or termination of this Agreement.

8.	Relationship

8.1.
The Chairman shall be at all times an independent contractor for the Company and shall not be entitled to any employees’ benefits or rights. This Agreement shall not be construed to create any relationship of employment, association, agency, partnership or joint venture between the Company and the Chairman nor shall it be construed to create any relationship other than that of principal and independent service provider between the Company and the Chairman. The Chairman is not an employee of the Company, and the Company shall not be obligated to treat the Chairman as an employee. The Chairman shall have no power or authority to act for or bind the Company.

8.2.
The Chairman shall be responsible, solely and exclusively, to comply, at its own expense, with the provisions of all applicable requirements and with all laws applicable to it as a service provider or consultant to the Company, including, without limitation, payment of and the sole liability for all taxes applicable to the compensation hereunder, excluding VAT.

8.3.	Concurrently herewith, the Company shall execute a Directors & Officers Indemnification and Exemption undertaking towards the Chairman in the form attached hereto as Annex 8.3.

9.	Law Duties; Conflicts of Interest

The Chairman must abide by the statutory, and fiduciary duties as a chairman of an Israeli publicly traded company, in particular, comply with the terms of the Israeli Companies Law. The Chairman must take decisions objectively in the best interests of the Company and is expected to bring an independent judgment to bear on issues of strategy, performance, resources and standards of conduct.

10.	Business Opportunities

The Company acknowledges that the Chairman is actively holding various positions in various businesses within the food and meat industry and other industries, including ownership of interest, directorships, executive positions and otherwise, and agrees that the foregoing are hereby approved by the Company. The parties agree that the Chairman shall have the right to, and shall have no duty (contractual or otherwise) not to, engage in or possess an interest, directly or indirectly, independently or with others, and in any capacity, in any business, entity or venture including, but not limited to within the food and meat industry provided that any such position that may directly conflict with Chairman services and duties as an officer of the Company shall be approved in advance by the Company. Nothing in this Agreement shall be deemed to prohibit the Chairman from dealing, or otherwise engaging in business, with persons transacting business with the Company, including any client, customer, supplier, lender or investor of the Company. The Chairman shall not be liable to the Company for breach of any duty (contractual or otherwise) by reason of the foregoing, or by reasons of the fact that the Chairman directly or indirectly pursues or acquires any such business opportunity or venture for itself or its affiliates, directs such opportunity or venture to another person or does not communicate, present or offer first such opportunity or venture to the Company. The Company shall not have any rights or obligations by virtue of this Agreement or the transactions contemplated hereby, in or to any independent venture of the Chairman, or the income or profits or losses or distributions derived therefrom, and such ventures shall not be deemed wrongful or improper.

11.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel regardless of its conflict of laws principles. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved exclusively by the courts of Tel-Aviv, and each of the parties hereby submits irrevocably to the jurisdiction of such venue.

12.
Publicity. Without the prior written approval of the Chairman, the Company may not use  the name, biography, picture or other likeness or information of the Chairman on its website, marketing or advertising materials.

13.
Notice. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile, email, or other electronic delivery (with oral or written confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set out in this Agreement (or to such other address that may be designated by a party from time to time in accordance with this Section).

14.	General Provisions

14.1.	The Chairman may not transfer or assign, whether in whole or in part, its rights and obligations under this Agreement, without the prior written consent of the Company.

14.2.
This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by a written instrument executed by all parties. A waiver of any term or condition of this Agreement may be affected only by a written instrument executed by the party waiving compliance.

14.3.	The failure of any party, at any time or times, to require performance of any provision of this Agreement shall in no manner affect the right of such party, at a later time, to enforce the same.

14.4.
No waiver by any party of the breach of any term or covenant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant.

14.5.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or by any other entity having competent jurisdiction, to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

14.6.	This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Company	Chairman

By: /s/ Sharon Fima	By: /s/ Steven H. Lavin

Name: Sharon Fima	Name: Steven H. Lavin

Title: CEO